Item 77.I. Terms of New or Amended Securities
The Board of Trustees (the "Board")  of Morgan Stanley Multi Cap
Growth Trust (the "Fund") approved, effective February 25, 2013: (i) the suspension of the continuous offering of the Fund's Class B shares to new and existing shareholders; (ii) the renaming of Class C shares of the Fund to Class L shares; (iii) the elimination of the contingent deferred sales charge ("CDSC") applicable to Class C shares of the Fund redeemed within one year of purchase; and (iv) a reduction of the distribution and shareholder services (12b-1) fee applicable to Class C shares of the Fund from 1.00% to 0.75%. The Fund made these changes in a supplement to its Prospectus filed via EDGAR with the Securities and Exchange Commission (the "Commission") on January
14, 2013 (accession number 0001104659-13-002338) and incorporated by reference herein.
The Board at meetings duly convened and held on April 17, 2013, also adopted a resolution which established an additional class of beneficial interest the Fund to be named Class IS. Class IS is more fully described in the Prospectus and Statement of Additional Information filed via EDGAR with the SEC on June 13, 2013 (accession number 0001104659-13-048938) and incorporated by reference herein.
The Fund made those changes to its permissible fund exchanges described in supplements to its prospectuses filed with the Commission on September 17, 2013 (accession number 0001104659-13-070575)
with respect to Class A, B, L and I; June 28, 2013 (accession number 0001104659-13-052149) with respect to Class A, B, L, and I; and June 13, 2013 (accession number 0001104659-13-071321)
with respect to Class IS and each incorporated by reference herein.